EXHIBIT 8.1

                           SUBSIDIARIES OF THE COMPANY


SUBSIDIARY                              JURISDICTION
Tefron USA, Inc                         Delaware
AlbaHealth, LLC                         Delaware
Macro Clothing Ltd.                     Israel
Hi-Tex Founded By Tefron Ltd.           Israel
El-Masira Textile Company Ltd.          Jordan
Tefron Holding Netherland B.V.          Netherlands